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                                                                   EXHIBIT 10.31


                             DISTRIBUTION AGREEMENT


BioLase Technology, Inc, hereinafter BIOLASE, with its principal place of business 981 Calle Amanecer, San Clemente, CA 92673 and Tactica International, Inc, hereinafter Tactica, with its primary place of business at 350 5th Ave, Suite 7418, New York, NY 10118 together hereinafter the Parties enter into this agreement. The parties agree that this agreement may be replaced with a more complete formal agreement in form and substance mutually acceptable to the parties incorporating the fundamental terms and conditions of this agreement.

The Product consists of a tooth brush that utilizes a mono-chromatic, laser, laser-like or intense light source integrated in or in conjunction with a tooth brush, stand alone or in conjunction with a tooth paste or gel. The current version of the Product is referred to by BIOLASE as the LazerSmile Tooth Whitening System.

Whereas BIOLASE has spent considerable time, resources and money developing the Product, and thereby retains all rights to the Product and solely owns and retains all rights to several patents, patents pending, trade secrets and trademarks pertaining to the Product in the U.S. and internationally.

Whereas Tactica desires to market and sell the Product in the U.S. and internationally and thereby desires to enter into this agreement whereby they obtain the exclusive rights to market and sell the Product per the terms and conditions herein.

Tactica agrees that Tactica will not, and will not permit its officers, employees, contractors or affiliates, directly or indirectly to develop, commercialize or exploit the Product or technology on which the Product is based or direct variations of the Product (some form of a tooth brush with a light source, stand alone and/or with a gel) other than pursuant to this agreement, either during the term of this agreement or following termination of this agreement. It is understood by both BIOLASE and Tactica that Tactica may market the Product under a different name (such as LAZERWHITE) and using the IGIA brand. BIOLASE will give Tactica the opportunity for first right of refusal on related and new consumer products including a new children's version of the LazerSmile system that is planned for development. BIOLASE agrees to preserve confidential information received from Tactica which is confidential to Tactica and is not publically known. BIOLASE and Tactica agree to enter confidentiality agreements under which they agree to protect and preserve the proprietary and confidential interests of each other.

1.  Tactica agrees to pay BIOLASE a prepayment of future royalties of $100,000:
$50,000 of which will be paid immediately upon execution of this document and the remaining $50,000 will be paid to BIOLASE within 60 days of the execution of this document. This agreement will not be in effect until the first payment of $50,000 is received by BIOLASE. The royalty rate for the first 100,000
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Products sold and shipped to end-users is $4.50. Thereafter the royalty is $5.00 per unit for each Product sold and shipped to end users.

2. Tactica agrees to pay Biolase royalties on a total annual minimum quota of 500,000 Products. Payments for these royalties must be made to Biolase before the last day of each month for the previous month's sales and paid shipments. If Tactica fails to meet at least 80% of the minimum requirements/royalty payments on 500,000 units (at least 400,000 units), Biolase will have the option of terminating the agreement or revising its exclusivity. Tactica will only be responsible for paying royalties on Products sold and shipped to customers and not on units held in inventory. Tactica agrees to provide BIOLASE with monthly production, inventory, shipping and sales reports. Biolase reserves the right to audit the source documents supporting those reports.

3. Tactica agrees to pay BIOLASE a royalty of $0.40 for every replacement brush and $0.15 for every tube of replacement gel for the Products. Tactica will not be required to pay these separate brush and gel royalties on the two brushes and one tube of gel included in the original Product package.

4. In order for Tactica to have exclusive rights for the Product, Tactica will provide BIOLASE with a guarantee that Tactica will perform the minimum following marketing activities for the Product in the next four months. Tactica will provide BIOLASE with a detailed schedule of the following marketing events upon execution of this document:

         A.  Produce a one half hour infomercial valued at $250,000
         B.  Produce a two minute commercial valued at $50,000
         C.  Produce a one minute commercial valued at $25,000
         D.  Test market the half hour infomercial valued at $200,000
         E.  Present and place the Product into wholesale distribution

In addition to the above marketing, following the initial 120 day period, Tactica will initiate the roll out of a national campaign to include weekly TV media expenditures valued at about $1,000,000 per week, and up to $500,000 in print expenditures per week. The Product will also be marketed to a total of about 28,000 retail doors and catalogs across the U.S.

5. If Tactica does not perform the above marketing events (A-E) per the detailed schedule during the first 120 days of the agreement, BIOLASE will have the option of terminating the agreement or revising its exclusivity.

6. During the initial 120 days, Tactica will purchase the Product from BIOLASE at BIOLASE's cost. Tactica will not pay BIOLASE a royalty on these units purchased directly from BIOLASE not to exceed 120 days. Royalty payments to BIOLASE will commence once Tactica takes over production of the Product. BIOLASE will provide Tactica with documentation confirming the current production cost. During this time period, or until Tactica takes over production responsibility for the Product, Tactica will either pre-pay BIOLASE for all Product ordered or will arrange their own credit terms directly with the vendor, relieving BIOLASE

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of all responsibility of payment for any Product produced for or sold to
Tactica. BIOLASE agrees to turn over the manufacturing molds to Tactica once the units needed by Tactica for the 120 day initial period are produced. This will allow Tactica to begin the process of setting up manufacturing in a more cost effective manner.

7. WARRANTY - Tactica shall be solely responsible for warranties, guarantees and claims made on all Product sold or handled by Tactica.

8. Upon receipt of the initial prepayment of $50,000, and contingent upon the timely receipt of the 2nd payment of $50,000, BIOLASE will grant Tactica worldwide exclusive marketing rights for the Product under the Igia brand for a period of one year from the execution date of this document, with the following exception. BIOLASE will retain the option of marketing the Product in Japan. Additionally, so long as Tactica fulfills its obligations as stipulated in this agreement, BIOLASE will not develop or manufacture a similar product that competes with the Product.

9. BIOLASE will terminate its agreements with Segel Associates and Pulsebeat promptly following execution of this agreement (and receipt of the first payment of $50,000). Tactica agrees that its rights under this agreement are subject to the rights remaining with Segel and Pulsebeat during their termination periods. Tactica will then take over any existing agreements where Pulsebeat has already placed the Product into catalogs and Tactica agrees to honor the termination clauses of these agreements by paying commissions to Pulsebeat as per the post termination agreement for the catalogs already placed.

10. Tactica is solely responsible for all marketing claims made by Tactica concerning the Product. Tactica agrees to indemnify BIOLASE against and to hold it harmless with respect to any and all loss, liability, cost and expenses arising out of Tactica's marketing claims and sales of the Product. Each of the parties will include the other on its product liability insurance during the period in which it has responsibility for manufacturing the Product hereunder. Any Products which are manufactured by Biolase during the initial 120 day period will be covered on BIOLASE's insurance for a period of one year. When Tactica takes over production of the Product, Tactica will indemnify BIOLASE against and hold it harmless with respect to any loss, liability, cost or expenses related to production, marketing and sales of the Product. BIOLASE will indemnify and hold Tactica harmless for product design and regulatory matters, so long as they are controlled by BIOLASE and any marketing claims made do not exceed those specifically approved in writing by BIOLASE executive management. Any time delays caused by regulatory issues will be added to the 12 month TERM of the agreement.

11. In the event this agreement is terminated, given that in such an event BIOLASE will have the option of taking over production, BIOLASE agrees to provide Tactica with Product to fulfill outstanding orders, for a reasonable wrap up period to fulfill outstanding orders on already placed marketing promotions, at a price that will be $10.00 over the cost, so long as amounts due to BIOLASE from Tactica are paid current.

12. Upon termination of this agreement, Tactica will grant BIOLASE the option of taking over
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production of the Product at no charge including transferring to Biolase any and all tooling, molds, licenses, etc unique to the manufacture of the Product.

13. TERM - the term of the agreement will be for twelve months from the date of execution of this document. This Agreement is valid upon execution by both Parties and receipt by BIOLASE of the stated prepayment of $50,000 and the additional $50,000 in 60 days from Tactica. If Tactica achieves sales of at least 80% of the minimum royalty payments, BIOLASE agrees to extend the TERM an additional 12 months with similar terms and conditions.

14. This agreement shall be governed by and venue shall be the State of California.



/s/ PREM RAMCHANDANI            June 2, 1999
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Prem Ramchandani,                  Date
COO Tactica International



/s/ AVI SIVAN                   June 2, 1999
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Prem Ramchandani,                  Date
COO Tactica International



/s/ JEFFREY W. JONES            June 1, 1999
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Jeffrey W. Jones,                  Date
President and CEO, BioLase